Exhibit 99.2

Heritage Commerce Corp Declares Quarterly Cash Dividend of $0.12 Per Share

San Jose, California — July 25, 2019 — Heritage Commerce Corp (Nasdaq: HTBK), today announced that its Board of Directors declared a quarterly cash dividend of $0.12 per share to holders of common stock.  The dividend will be payable on August 22, 2019, to shareholders of record at close of business day on August 8, 2019.

“We appreciate the loyalty of our shareholders, and we are committed to providing solid returns to our shareholders through earnings growth and dividends,”  said Walter Kaczmarek, President and Chief Executive Officer.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Pleasanton, Redwood City, San Jose, San Mateo, Sunnyvale, and Walnut Creek.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara, CA and provides business-essential working capital factoring financing to various industries throughout the United States.  For more information, please visit www.heritagecommercecorp.com.

Member FDIC